EXHIBIT 3
To Shareholders in the United States
The exchange offer or business combination referred to in this document is made for the securities of a foreign company. The offer is subjected to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its offices and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

[Translation]
April 12, 2011
To whom it may concern,

Company Name:	Sumitomo Corporation
President Name:	Susumu Kato
President and CEO
(Code: 8053, First Section of the Tokyo Stock Exchange)
Inquiries:	Kazuho Enaka
Deputy General Manager
Corporate Communications Dept.
(TEL. +81-3-5166-3100)
Company Name:	Sumisho Computer Systems Corporation
President Name:	Nobuhide Nakaido
Chairman and CEO
(Code: 9719, First Section of the Tokyo Stock Exchange)
Inquiries:	Tetsuya Fukunaga
Director & Executive Vice President
Chief Financial Officer
(TEL. +81-3-5166-1340)
Notice Regarding the Result of the Tender Offer of the Shares, etc. of CSK Corporation
     Sumitomo Corporation (“Sumitomo”) and Sumisho Computer Systems Corporation (“SCS”; Sumitomo and SCS are collectively referred to as the “Tender Offerors”) resolved at the Board of Directors Meeting of both companies held on February 24, 2011, to acquire Shares, etc. of CSK Corporation (Code: 9737; First Section of the Tokyo Stock Exchange; the “Target Company”) through a tender offer (the “Tender Offer”) and commenced the Tender Offer from March 10, 2011. The Tender Offerors hereby announce that the Tender Offer was completed on April 11, 2011, as set forth below.
1.      Outline of the Tender Offer
(1)	Names and Addresses of the Tender Offerors
Sumitomo Corporation
1-8-11, Harumi, Chuo-ku, Tokyo 104-8610 Japan
Sumisho Computer Systems Corporation
1-8-12, Harumi, Chuo-ku, Tokyo 104-6241 Japan

(2)	Name of the Target Company
CSK Corporation
(3)	Classes of Shares, etc. concerning the Tender Offer
(a)	Common Shares

(b)	Preferred Shares
     The class F preferred shares issued pursuant to the resolutions approved at the Board of Directors Meeting of the Target Company held on September 8, 2009 and the Special Shareholders Meeting of the Target Company held on September 29, 2009 (“Class F Preferred Shares”).
(c)	Stock Acquisition Rights
(i)	The sixth series stock acquisition rights issued pursuant to the resolutions approved at the Board of Directors Meeting of the Target Company held on September 8, 2009 and the Special Shareholders Meeting of the Target Company held on September 29, 2009 (the “Sixth Series Stock Acquisition Rights”).

(ii)	The seventh series stock acquisition rights issued pursuant to the resolutions approved at the Board of Directors Meeting of the Target Company held on September 8, 2009 and the Special Shareholders Meeting of the Target Company held on September 29, 2009 (the “Seventh Series Stock Acquisition Rights”; together with the Sixth Series Stock Acquisition Rights, the “Stock Acquisition Rights”).
(d)	Convertible Bonds
(i)	The Euro-yen convertible bonds due 2011 issued pursuant to the resolutions approved at the Board of Directors Meeting of the Target Company held on August 18, 2003 (the “Euro Yen Convertible Bonds Due 2011”).

(ii)	The CSK Corporation 130% call option attached unsecured convertible type bonds with stock acquisition rights (seventh series) issued pursuant to the resolutions approved at the Board of Directors Meeting of the Target Company held on July 11, 2006 (the “Seventh Series Unsecured Convertible Bonds”; together with the Euro Yen Convertible Bonds Due 2011, the “Convertible Bonds”).

(Note 1)	In addition to those listed above, the Target Company has issued the following:

(i)	15,000 class A preferred shares issued pursuant to the resolutions approved at the Board of Directors Meeting of the Target Company held on September 8, 2009 and the Special Shareholders Meeting of the Target Company held on September 29, 2009 (“Class A Preferred Shares”).

(ii)	15,000 class B preferred shares issued pursuant to the resolutions approved at the Board of Directors Meeting of the Target Company held on September 8, 2009 and the Special Shareholders Meeting of the Target Company held on September 29, 2009 (“Class B Preferred Shares”).

(iii)	5,000 class E preferred shares issued pursuant to the resolutions approved at the Board of Directors Meeting of the Target Company held on September 8, 2009 and the Special Shareholders Meeting of the Target Company held on September 29, 2009 (“Class E Preferred Shares”).

(Note 2)	With respect to the Class A Preferred Shares, Class B Preferred Shares, and Class E Preferred Shares, the Tender Offerors have received, in writing, the consent of the companies holding all of the respective issued preferred shares for the Tender Offerors to not solicit the tendering or sale of these shares. Therefore, because they fall under Article 5, Clause 3(2) of the “Cabinet Office Order Regarding Disclosure of Tender Offers for Shares, etc. by Non-Issuers” (1990 Ministry of Finance Order No. 38, as amended; the “Cabinet Order”), which sets forth the Shares, etc. which may be excluded from the obligation to solicit all Shares, etc.

pursuant to Article 27-2, Clause 5 of the Financial Instruments and Exchange Act (1948 Law No. 25, as amended; the “Law”) and Article 8, Clause 5(3) of the “Enforcement Order of the Financial Instruments and Exchange Act” (1965 Order No. 321, as amended; the “Order”), the Tender Offerors have not solicited the tendering or sale of these shares in the Tender Offer.

(Note 3)	The period to exercise the Sixth Series Stock Acquisition Rights ended on March 31, 2011, a date earlier than the settlement commencement date for the Tender Offer set forth in “2. Result of the Tender Offer” — “(6) Method of Settlement” — “(b) Settlement Commencement Date” below, therefore the Tender Offerors did not accept the tendering of Sixth Series Stock Acquisition Rights in the Tender Offer. Though Godo Kaisha ACA Investments (“ACAI”) owned all of the issued Sixth Series Stock Acquisition Rights, ACAI exercised all of the Sixth Series Stock Acquisition Rights on March 15, 2011, and tendered to the Tender Offer 24,000,000 common shares of the Target Company issued as a result of exercising such rights.
(4)	Number of Shares, etc. to be Purchased through the Tender Offer

Expected Numbers of Shares,	Minimum Number of Shares,	Maximum Number of Shares,
etc. to be Purchased	etc. to be Purchased	etc. to be Purchased
143,457,300 shares	143,457,300 shares	— shares

(Note 1)	If the total number of the tendered Shares, etc. is less than the minimum number of Shares, etc. to be purchased (143,457,300 shares), the Tender Offerors will not purchase any of the tendered Shares, etc. The Tender Offerors will purchase all of the tendered Shares, etc. if the total number of the tendered Shares, etc. exceeds the minimum number of Shares, etc. to be purchased. Since an acquisition right is attached to Class F Preferred Shares by which delivery of 10,000 shares of common shares per Class F Preferred Share may be requested (the “Class F Preferred Share Conversion Right”) after March 2013, in determining whether the tendered Shares, etc. meet the minimum number of Shares, etc. to be purchased, the total number of tendered Shares, etc. is calculated by counting one (1) Class F Preferred Share as 10,000 common shares. With respect to the Seventh Series Stock Acquisition Rights and the Convertible Bonds, the total number of tendered Shares, etc. is calculated referencing the number of shares into which the rights will be converted (for the Seventh Series Stock Acquisition Rights, 100 shares per right; for the Euro Yen Convertible Bonds Due 2011, 340.425 shares per unit; and for the Seventh Series Unsecured Convertible Bonds, 355.012 shares per unit). The expected number of Shares, etc. to be purchased and the minimum number of Shares, etc. to be purchased is the number of (i) common shares of the Target Company held by ACAI (45,457,300 shares), (ii) common shares of the Target Company which will be delivered upon the exercise of the Sixth Series Stock Acquisition Rights (240,000,000 shares), (iii) Class F Preferred Shares (5,000 shares) and (iv) the Seventh Series Stock Acquisition Rights (240,000 rights) (collectively the “Shares, etc. Tendered by ACAI”) (in calculating the number of Shares, etc., one (1) Class F Preferred Share is counted as 10,000 common shares.)

(Note 2)	Shares constituting less than one share unit will also be subject to the Tender Offer. The Target Company may purchase its shares in accordance with the procedures under relevant laws and regulations during the period for the Tender Offer (the “Tender Offer Period”) if any shareholder exercises the right under the Companies Act to request the Target Company to purchase shares constituting less than one share unit.

(Note 3)	The treasury shares held by the Target Company are not intended to be purchased through the Tender Offer.

(Note 4)	The maximum number of Shares, etc. which the Tender Offerors may purchase is 243,577,411 (after the conversion of Class F Preferred Shares below), which is the total number of (i) the common shares (193,577,411 shares), the sum of the total number of issued and outstanding common shares (125,747,714 shares) as of December 31, 2010 as set forth in the third quarterly report for the 43rd term filed by the Target Company on February 10, 2011 (“43rd Term — Third Quarter Report”), the maximum number of common shares of the Target Company which may be issued or transferred by the last date of the Tender Offer Period by exercising the Stock Acquisition Rights (48,000,000 shares), the maximum number of common shares of the Target Company which may be issued or transferred by exercising the stock acquisition rights attached to the Euro Yen Convertible Bonds Due 2011 (7,418,553 shares), and the maximum number of common shares of the Target Company which may be issued or transferred by exercising the stock acquisition rights attached to the Seventh Series Unsecured Convertible Bonds (12,425,447 shares), minus the number of treasury shares held by the Target Company as of December 31, 2010, set forth in the 43rd Term- Third Quarter Report (14,273 shares) and (ii) Class F Preferred Shares (5,000 shares, and when converted into common shares considering the Class F Preferred Shares Conversion Right, 50,000,000 shares).

(Note 5)	The common shares of the Target Company that may be issued pursuant to the exercising the Stock

Acquisition Rights or the stock acquisition rights attached to the Convertible Bonds by the last day of the Tender Offer Period will also be subject to the Tender Offer.

(Note 6)	The Tender Offer is being undertaken for the Tender Offerors to acquire the Shares, etc. Tendered by ACAI held by ACAI at the price agreed between the Tender Offerors and ACAI. Among the Shares, etc. Tendered by ACAI, SCS will purchase Class F Preferred Shares and Sumitomo will purchase common shares (69,457,300 shares, comprised of 45,457,300 shares of the common shares of the Target Company held by ACAI as of February 24, 2011, plus 24,000,000 shares of the common shares of the Target Company delivered in exchange upon the exercise of the Sixth Series Stock Acquisition Rights) (“the Common Shares Tendered by ACAI”) and the Seventh Series Stock Acquisition Rights. Sumitomo will purchase the common shares of the Target Company other than the Common Shares Tendered by ACAI, the Euro Yen Convertible Bonds Due 2011, and the Seventh Series Unsecured Convertible Bonds, if they are tendered.
(5)	Period for the Tender Offer
(a)	Period for the Tender Offer as of the filing of the Notification From March 10, 2011 (Thursday) through April 11, 2011 (Monday) (22 business days in Japan)

(b)	Possible extension of period for Tender Offer at the Target Company’s request Pursuant to Article 27-10, Clause 3 of the Law, the Tender Offer Period shall be thirty (30) business days and shall be extended until April 21, 2011 (Thursday), in the event that the Target Company filed an opinion report regarding a request of the extension of the Tender Offer Period; however, no such event occurred.
(6)	Purchase Price
(a)	Common Shares	JPY203 per share

(b)	Class F Preferred Shares	JPY2,030,000 per share
(c)	The Seventh Series Stock Acquisition Rights JPY7,800 per right

(d)	Convertible Bonds
(i)	The Euro Yen Convertible Bonds Due 2011:

JPY69,107 per unit (face value at JPY 1 million)

(ii)	The Seventh Series Unsecured Convertible Bonds:

JPY72,068 per unit (face value at JPY 1 million)
2.      Result of the Tender Offer
(1)	Completion of the Tender Offer
     The Tender Offer was subject to the condition that if the total number of the tendered Shares, etc. is less than the minimum number of Shares, etc. to be purchased (143,457,300 shares), the Tender Offerors will not purchase any of the tendered Shares, etc. Since the total number of the tendered Shares, etc. (143,511,667 shares) exceeded the minimum number of Shares, etc. to be purchased (143,457,300 shares), the Tender Offerors will purchase all of the tendered Shares, etc. as set forth in the Tender Offer Commencement Public Notice and the Tender Offer Notification.
(2)	Date of Public Notice of the Result of the Tender Offer and Name of Newspaper for Public Notice
     Pursuant to Article 27-13, Clause 1 of the Law, the Tender Offerors made a public announcement to media organizations on the Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”) on April 12, 2011, through the method prescribed in Article 9-4 of the Order and Article 30-2 of the Cabinet Order.
(3)	Number of the Shares, etc. Purchased

	(a) Number of Tenders Converted	(b) Number of Purchases
Classes of Shares, etc.	into Shares	Converted into Shares
Shares	Common shares: 69,511,667 shares Class F Preferred Shares: 50,000,000 shares	Common shares: 69,511,667 shares Class F Preferred Shares: 50,000,000 shares

Stock Acquisition Rights	24,000,000 shares	24,000,000 shares
Convertible Bonds	— shares	— shares
Trust Beneficiary Securities	— shares	— shares
Depositary Securities	— shares	— shares
Total	143,511,667 shares	143,511,667 shares
(Total Number of Residual Securities)	(74,000,000 shares)	(74,000,000 shares)

(Note)	The number of Class F Preferred Shares which were tendered in the Tender Offer was 5,000. However, since the Class F Preferred Share Conversion Right is attached to Class F Preferred Shares and shareholders of the Class F Preferred Shares do not hold voting rights at the shareholders meetings, in the “Number of Tenders Converted into Shares” and the “Number of Purchases Converted into Shares”, after the conversion of one (1) Class F Preferred Share tendered into 10,000 shares of common share, the numbers of Class F Preferred Shares tendered are included in the number of residual securities.
(4)	Ownership Percentage of Shares, etc. After the Tender Offer

Number of Voting Rights Represented by Shares, etc. Held by the Tender Offerors before the Tender Offer	0 units	(Ownership Percentage of Shares, etc. before the Tender Offer: 0%)
Number of Voting Rights Represented by Shares, etc. Held by Special Related Parties before the Tender Offer	1,934,573 units	(Ownership Percentage of Shares, etc. before the Tender Offer: 70.67%)
Number of Voting Rights Represented by Shares, etc. Held by the Tender Offerors after the Tender Offer	1,435,116 units	(Ownership Percentage of Shares, etc. after the Tender Offer: 52.43%)
Number of Voting Rights Represented by Shares, etc. Held by Special Related Parties after the Tender Offer	50,000 units	(Ownership Percentage of Shares, etc. after the Tender Offer: 18.27%)
Total Number of Voting Rights of All Shareholders of the Target Company	1,246,201 units

(Note 1)	The “Number of Voting Rights Represented by Shares, etc. held by Special Related Parties before the Tender Offer” and the “Number of Voting Rights Represented by Shares, etc. held by Special Related Parties after the Tender Offer” are the numbers of voting rights represented by the Shares, etc. held by ACAI, which is a special related party (however, from among the special related parties, the persons exempted from the special related parties in calculating the Ownership Percentage of Shares, etc. in each Item of Article 27-2, Paragraph 1 of the Law pursuant to Article 3, Clause 2(1) of the Cabinet Order have been excluded).

(Note 2)	The “Total Number of Voting Rights of All Shareholders of the Target Company” is the number of voting rights of all shareholders (whereby 100 shares constitute one (1) unit) as of September 30, 2010, as stated in the 43rd Term — Third Quarter Report. However, because shares constituting less than one share unit are also subject to the Tender Offer and since the Sixth Series Stock Acquisition Rights were exercised during the Tender Offer Period, in calculating the “Ownership Percentage of Shares, etc. before the Tender Offer” and the “Ownership Percentage of Shares, etc. after the Tender Offer” regarding the special related parties, and the “Ownership Percentage of the Shares, etc. after the Tender Offer” regarding the Tender Offerors, the “Total Number of Voting Rights of All Shareholders of the Target Company” was set as 1,497,334 units which are the sum of: (a) the number of voting rights (1,257,334 units) attributable to the shares (125,733,441 shares) obtained by subtracting the number of treasury shares (14,273 shares) held by the Target Company as of December 31, 2010, set forth in the 43rd Term — Third Quarter Report from all of the issued and outstanding common shares (125,747,714 shares) as of December 31, 2010, set forth in the 43rd Term — Third Quarter Report, and (b) the number of voting rights of the Target Company (240,000 units) which are attributable to the common shares (24,000,000 shares) which were issued as a result of the exercise of the Sixth Series Stock Acquisition Rights (240,000 rights). The denominator (2,737,334 units) used to calculate the “Ownership Percentage of Shares, etc. before the Tender Offer” and the “Ownership Percentage of Shares, etc. after the Tender Offer” regarding the special related parties, and the “Ownership Percentage of the Shares, etc. after the Tender Offer” regarding the Tender Offerors is obtained by adding such number and the number of voting rights attributable to Class E Preferred Shares, Class F Preferred Shares and the Seventh Series Stock Acquisition Rights (1,240,000 units), which are the residual securities held by the Tender Offerors and special related parties.

(Note 3)	The “Ownership Percentage of Shares, etc. before the Tender Offer” and the “Ownership Percentage of Shares, etc. after the Tender Offer” has been rounded to the nearest hundredth.
(5)	Calculation in Case of the Tender Offer by Proportionate Purchasing Method
     Not applicable.
(6)	Method of Settlement
(a)	Name and address of head office of financial instruments dealers and banks, etc. responsible for settlement of the Tender Offer

Nomura Securities Co., Ltd. 1-9-1, Nihonbashi, Chuo-ku, Tokyo 103-8011 Japan

(b)	Settlement commencement date

April 18, 2011 (Monday)

(c)	Method of settlement
     Promptly after the Tender Offer Period, a notice of acquisition by tender offer will be mailed to the address of tendering shareholders, etc. (in the case of foreign shareholders, etc., to their standing proxy in Japan) (excluding those tendering through the Tender Offer Agent’s internet exclusive service, NOMURA JOY). For those who tendered through NOMURA JOY, the notice will be provided through the method described in NOMURA JOY’s homepage (https://www.nomurajoy.jp/).
     Payment will be made in cash. Payment of the purchase price through the Tender Offer will be made by the method instructed by the tendering shareholders, etc., including remittance (bank fees may incur in remitting the payment.)
3.      Plan After the Tender Offer and Future Outlook
     The plan after the Tender Offer has not been changed from that contained in the Tender Offer Commencement Public Notice and the Tender Offer Notification regarding the Tender Offer.
     The common shares of the Target Company and the Seventh Series Unsecured Convertible Bonds have been listed on the Tokyo Stock Exchange, and they do not fall under the share delisting standards of the Tokyo Stock Exchange as of this point in time. However, SCS and the Target Company plan to conduct a merger (the “Merger”) on October 1, 2011, by which the Target Company becomes the company absorbed in the absorption-type merger, and therefore, the common shares of the Target Company and the Seventh Series Unsecured Convertible Bonds are scheduled to be delisted as of September 28, 2011, pursuant to the share delisting standards of the Tokyo Stock Exchange. After the delisting, the common shares of the Target Company and the Seventh Series Unsecured Convertible Bonds will no longer be able to be traded on the Tokyo Stock Exchange. The common shares of SCS (SCS after the effective date of the Merger, the “New Company”), the surviving company in the absorption-type merger, are scheduled to be allotted for the common shares of the Target Company on the effective date of the Merger, and the common shares of the New Company can continue to be traded on the Tokyo Stock Exchange after the Merger. In addition, the Seventh Series Unsecured Convertible Bonds of the Target Company are scheduled to be succeeded by the New Company at the time of the Merger and the convertible bonds succeeded to the New Company are expected to be listed on the Tokyo Stock Exchange on October 1, 2011.
4.      Places where the Copy of the Tender Offer Report is made Available for Public Inspection

Sumitomo Corporation:	1-8-11, Chuo-ku, Harumi, Tokyo 104-8610 Japan
Sumisho Computer Systems Corporation:	3-2-20, Toyosu, Koto-ku, Tokyo 135-8110 Japan
Tokyo Stock Exchange, Inc.:	2-1, Nihonbashi Kabuto-cho, Chuo-ku, Tokyo 103-8224 Japan
End